Exhibit 99.1

CyberOptics Reports Fourth Quarter Results

Next-Generation Solder Paste Inspection System Scheduled for Introduction

In Second Quarter of 2009

Minneapolis, MN—February 11, 2009—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2008 ended December 31.

•	Consolidated sales totaled $6,684,000, down from $11,570,000 in this year’s third quarter and $14,888,000 in the fourth quarter of 2007.

•

CyberOptics’ net loss came to $6,057,000 or $0.90 per diluted share, which included a pre-tax non-cash goodwill impairment charge of $3,941,000 ($0.53 per share after-tax), triggered by the decline in CyberOptics’ market capitalization. The fourth quarter net loss also included pre-tax charges of $650,000 or $0.06 per share after tax for excess and obsolete inventory and $294,000 or $0.03 per share after tax for severance. CyberOptics’ net loss in this year’s third quarter was $772,000 or $0.11 per diluted share, which included approximately $650,000 of pre-tax expense related to the previously announced transition of inspection systems-related R&D and manufacturing to Singapore and a $257,000 income tax benefit from an expiring statute of limitations for certain tax exposures. The company reported net income of $1,204,000 or $0.13 per diluted share in the fourth quarter of 2007.

•

CyberOptics ended the fourth quarter of 2008 with cash and marketable securities of $29,783,000, compared to $29,228,000 at the end of the third quarter and $52,618,000 at the beginning of 2008. During 2008, CyberOptics utilized cash of $20,949,000 to repurchase approximately 2.1 million common shares. No share repurchase authorizations are currently in effect. Cash reserves at the end of the fourth quarter are more than adequate for funding CyberOptics’ operations and various growth opportunities.

For full-year 2008, sales totaled $45,452,000 compared to $58,776,000 in 2007. CyberOptics reported a net loss of $6,671,000 or $0.87 per diluted share for the year, which included the previously mentioned non-cash goodwill impairment and other charges. CyberOptics posted net income of $5,028,000 or $0.56 per diluted share in 2007.

Kathleen P. Iverson, president and chief executive officer, commented: “Our fourth quarter operating results reflect the severity of the global economic downturn and its impact on the electronics industry. As reported in our January pre-release, sales of both electronic assembly sensors and inspection systems were below forecasted levels in the fourth quarter. Revenues for this period also were affected by a delay in customer acceptance of a previously shipped order for 17 Flex Ultra automated optical inspection (AOI) systems. We expect to recognize revenues from this order in the first quarter of 2009.

“In response to the difficult operating environment,” she continued, “we implemented pay reductions in February for most employees, including our chairman and founder Steve Case and myself. In addition, we have reduced our workforce by approximately 25% through two layoffs enacted in November 2008 and February 2009. The majority of these workforce reductions were related to the transition of most of our systems-related R&D and manufacturing to Singapore in the fourth quarter. Our expense structure will be streamlined further when all systems manufacturing is moved to Singapore by the end of this year’s first quarter. By the end of the second quarter, we will have also consolidated the manufacturing of our semiconductor product line into our Minneapolis facility. Semiconductor R&D, sales and marketing will remain in Portland Oregon.”

Iverson added: “We expect to introduce our next-generation solder paste inspection system, as scheduled, early in this year’s second quarter. To be manufactured in Singapore and based on a new cost-reduced platform, it will be the fastest and most accurate solder paste inspection system available on the market. Capable of inspecting the smallest electronic components now in use, this system will have capabilities not available on our current SE 300, thus strengthening our competitive position in the inspection market.”

Steven K. Case, chairman and founder, said: “We are continuing to pursue several promising growth opportunities for our inspection technology. Reflecting our progress with these R&D initiatives, we have signed a contract for our embedded inspection technology and believe that contracts related to two other projects are close to being finalized. A fourth project is in the engineering qualification stage. The R&D efforts related to these projects are aimed at lowering the cost of inspection, while providing faster production through-put speeds, better ease of use, and improved resolution for inspecting progressively smaller electronic components.

Case added: “We believe these important R&D initiatives, along with our next-generation solder paste inspection system, strategic repositioning of systems R&D and manufacturing to Asia, our aggressive cost reduction activities and our strong cash position, will lead to improved operating results once the global electronics industry starts to strengthen.”

Given the ongoing impact of the weak global economy, CyberOptics is anticipating significantly lower sales of electronic assembly sensors in the first quarter of 2009. Sales of solder paste and automated optical inspection (AOI) systems for this period are forecasted to exceed the fourth quarter level, due primarily to revenue recognition of the previously mentioned Flex Ultra AOI order. Given these factors, CyberOptics is forecasting sales of $4.5 to $5.5 million and a net loss of $0.31 to $0.36 for the first quarter of 2009 ending March 31, 2009, which includes a pre-tax severance charge of $250,000.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007
Revenue	$6,684	$14,888	$45,452	$58,776
Cost of revenue	4,972	7,130	26,387	28,529
Gross margin	1,712	7,758	19,065	30,247
Research and development expenses	2,404	2,767	10,406	9,824
Selling, general and administrative expenses	3,200	3,659	14,229	14,701
Amortization of intangibles	46	46	182	182
Severance and recruitment costs	294	—	770	—
Goodwill impairment	3,941	—	3,941	—
Income (loss) from operations	(8,173)	1,286	(10,463)	5,540
Interest income and other	154	509	1,193	2,214
Income (loss) before income taxes	(8,019)	1,795	(9,270)	7,754
Provision (benefit) for income taxes	(1,962)	591	(2,599)	2,726
Net income (loss)	($6,057)	$1,204	($6,671)	$5,028
Net income (loss) per share - Basic	($0.90)	$0.14	($0.87)	$0.57
Net income (loss) per share - Diluted	($0.90)	$0.13	($0.87)	$0.56
Weighted average shares outstanding - Basic	6,751	8,886	7,703	8,897
Weighted average shares outstanding - Diluted	6,751	8,948	7,703	8,975

Condensed Consolidated Balance Sheets (Unaudited)
			Dec.31,2008	Dec.31,2007
Assets
Cash and cash equivalents			$4,516	$18,864
Marketable securities			10,433	11,953
Accounts receivable, net			6,951	9,781
Inventories			9,869	10,640
Other current assets			2,579	1,466
Deferred tax assets			2,604	2,575
Total current assets			36,952	55,279

Marketable securities			14,834	21,801
Intangible and other assets, net			1,714	6,276
Fixed assets, net			2,615	1,944
Deferred tax assets			2,834	1,739
Total assets			$58,949	$87,039

Liabilities and Stockholders’ Equity
Accounts payable			$2,753	$3,209
Accrued expenses			3,738	4,131
Total current liabilities			6,491	7,340

Other liabilities			1,578	1,583
Total liabilities			8,069	8,923

Total stockholders’ equity			50,880	78,116
Total liabilities and stockholders’ equity			$58,949	$87,039

Backlog Schedule:
1st Quarter 2009				$3,267
2nd Quarter 2009 and thereafter				613
Total backlog				$3,880